EXHIBIT 10.2.2

CALPINE CORPORATION

AMENDED AND RESTATED
CHIEF EXECUTIVE OFFICER
EMERGENCE
RESTRICTED STOCK AGREEMENT
(Pursuant to the 2008 Equity Incentive Plan)

RECITALS

WHEREAS, on February 6, 2008 (the "Grant Date"), Calpine Corporation, a Delaware Corporation (the "Company") granted (the "Grant") to Robert P. May (the "Employee") 547,600 shares (the "Shares") of common stock, $0.001 par value of the Company ("Common Stock") which are subject to certain restrictions on transferability ("Restrictions") as set forth in the Chief Executive Officer Emergence Restricted Stock Agreement ("Restricted Stock Agreement") issued under the Corporation's 2008 Equity Incentive Plan ("Plan"); and

WHEREAS, the Restricted Stock Agreement provides that the Restrictions on the Shares will lapse so long as the Employee remains continuously employed by the Company for eighteen months from the Grant Date for 50% of the Shares and thirty-six months from the Grant Date for the remaining 50% of the Shares.

WHEREAS, it is the desire of the Company and the Employee to amend and restate the Restricted Stock Agreement to provide that (i) Employee agrees to relinquish his right to 474,600 of the number of Shares so that the Grant hereafter is 73,000 shares of Common Stock ("Amended Shares"), (ii) the Amended Shares shall no longer be subject to the requirement that Grantee be continuously employed for eighteen and/or thirty-six months, and (iii) the Grant will terminate upon the occurrence of certain events described hereunder.

NOW, THEREFORE, for and in consideration of these premises it is agreed as follows:

1.           Release.  Employee on Employee's own behalf and on behalf of Employee's related persons, KNOWINGLY AND VOLUNTARILY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company from any and all claims, obligations or liabilities related to Employee's right to 474,600 of the number of the Shares granted under the Restricted Stock Agreement, and Employee does hereby surrender and release to the Company 474,600 of the number of Shares granted to Employee under the Restricted Stock Agreement.  The 474,600 of the number of Shares are hereby cancelled and rendered null and void.

2.           Amended Grant/Award of Common Stock.  The Company and Employee agree that from this day forth the number of shares of common stock subject to the Grant under the Restricted Stock Agreement is for no more than 73,000 shares of Common Stock, the Amended Shares (hereinafter referred to as the "Shares"), which shall be subject to the restrictions on transferability set forth in Section 3(d) (hereinafter referred to as the "Restrictions") and to the other provisions of the Restricted Stock Agreement (hereinafter referred to as "Agreement").

3.           Restricted Period.

(a)           For a period commencing on the Grant Date and ending at 5:00 p.m. Central Time on December 31, 2008 (the “Restricted Period”), the Shares shall be subject to the Restrictions and any other restrictions as set forth herein.  The Shares which are subject to the Restrictions shall hereinafter be referred to as “Restricted Shares.”  The Shares which are no longer subject to the Restrictions as set forth above and in paragraphs (e) and (f) below shall hereinafter be referred to as “Transferable Shares.”

(b)           The Company shall effect the issuance of the Shares out of authorized but unissued shares of Common Stock or out of treasury shares of Common Stock and shall also effect the issuance of a certificate or certificates for the Shares.  Each certificate issued for Restricted Shares to the Employee shall be registered in Employee’s name and shall be either deposited with the Secretary of the Company or its designee in an escrow account or held by the Secretary of the Company, at the election of the Company, together with stock powers or other instruments of transfer appropriately endorsed in blank by Employee (Employee hereby agreeing to execute such stock powers or other instruments of transfer as requested by the Company).  Such certificate or certificates shall remain in such escrow account or with the Secretary of the Company until the corresponding Restricted Shares become Transferable Shares as set forth in paragraphs (e) and (f) below.  Certificates representing the Restricted Shares shall bear a legend in substantially the following form:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE CALPINE CORPORATION 2008 EQUITY INCENTIVE PLAN AND AN AWARD AGREEMENT.  COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE OFFICES OF CALPINE CORPORATION, 717 TEXAS AVENUE, SUITE 1000, HOUSTON, TEXAS  77002.

The Company may place appropriate stop transfer instructions with respect to the Restricted Shares with the transfer agent for the Common Stock.  Upon Restricted Shares becoming Transferable Shares, the Company shall effect, in exchange for the legended certificates, the issuance and delivery of a certificate or certificates for such Shares to the Employee free of the legend set forth above.

(c)           The Employee shall, during the Restricted Period, have all of the other rights of a stockholder with respect to the Shares including, but not limited to, the right to receive dividends, if any, as may be declared on such Restricted Shares from time to time, and the right to vote (in person or by proxy) such Restricted Shares at any meeting of stockholders of the Company.  Any shares of Common Stock received as a dividend on or in connection with a stock split of the Shares shall be subject to the same restrictions as the Shares underlying such shares of Common Stock received on account of such stock dividend or split.

(d)           The Restricted Shares and the right to vote the Restricted Shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of Employee or any agent of Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for the Restricted Shares during the Restricted Period, unless the Restrictions have then expired pursuant to the provisions paragraphs (e) and (f) below.  This provision shall not prohibit Employee from granting revocable proxies in customary form to vote the Shares.

(e)           If the status of employment (hereinafter referred to as “employment”) of Employee with the Company or its Affiliates (as defined in the Plan) shall terminate, prior to the expiration of the Restricted Period where (i) the Company or its Affiliates terminates the Employee's employment with the Company or its Affiliates for "Cause" (as defined in the Plan) or (ii) the Employee terminates his employment with the Company or its Affiliates other than for "Good Reason" (as defined in Exhibit "A" attached hereto), then, in those events, any Restricted Shares outstanding shall thereupon be forfeited by Employee to the Company, without payment of any consideration or further consideration by the Company, and neither the Employee nor any successors, heirs, assigns or legal representatives of Employee shall thereafter have any further rights or interest in the Restricted Shares or certificates therefor, and Employee’s name shall thereupon be deleted from the list of the Company’s stockholders with respect to the Restricted Shares.

(f)           In the event the Employee’s employment with the Company is terminated by reason of (i) the death of the Employee, (ii) the Company or its Affiliates terminates the Employee's employment without "Cause," or (iii) the Employee terminates his employment with the Company or its Affiliates for "Good Reason" at any time during the Restricted Period, all restrictions imposed on the Restricted Shares in accordance with the terms of the Plan and this Agreement shall lapse and the Restricted Shares shall thereby be Transferable Shares.

(g)           If the employment of Employee with the Company shall terminate prior to the expiration of the Restricted Period, and there exists a dispute between Employee and the Company as to the satisfaction of the conditions to the release of the Shares from the Restrictions hereunder or the terms and conditions of the Grant, the Shares shall remain subject to the Restrictions until the resolution of such dispute, regardless of any intervening expiration of the Restricted Period, except that any dividends that may be payable to the holders of record of Common Stock as of a date during the period from termination of Employee’s employment to the resolution of such dispute shall:

(1)           to the extent to which such dividends would have been payable to Employee on the Shares, be held by the Company as part of its general funds (unless such action would detrimentally affect Employee under Section 409A of the Code), and shall be paid to or for the account of Employee only upon, and in the event of, a resolution of such dispute in a manner favorable to Employee, and

(2)           be canceled upon, and in the event of, a resolution of such dispute in a manner unfavorable to Employee.

4.           Taxes.

(a)           To the extent that the receipt of the Restricted Shares, Transferable Shares, or the lapse of any Restrictions results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or, if the Company so determines, shares of unrestricted

Common Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Common Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reasons of such resulting compensation income.

(b)           Employee understands that Employee may elect to be taxed at the Grant Date rather than at the time the Restrictions lapse with respect to the Shares by filing an election under Section 83(b) of the Code with the Internal Revenue Service and by providing a copy of the election to the Company.  EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED OF THE AVAILABILITY OF MAKING AN ELECTION IN ACCORDANCE WITH SECTION 83(b) OF THE CODE; THAT SUCH ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (AND A COPY OF THE ELECTION GIVEN TO THE COMPANY) WITHIN 30 DAYS OF THE GRANT OF AWARDED SHARES TO EMPLOYEE; AND THAT EMPLOYEE IS SOLELY RESPONSIBLE FOR MAKING SUCH ELECTION.  Employee agrees to notify the Company promptly of any tax election made by Employee with respect to the Shares.

5.           Adjustments/Changes in Capitalization.  This award is subject to the adjustment provisions set forth in the Plan.

6.           Compliance with Securities Laws.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any restricted or unrestricted common stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

(a)           Restricted Securities.  If the shares of Common Stock issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), then the Employee hereby confirms that he or she has been informed that the shares of Common Stock issued pursuant to this Agreement are restricted securities under the 1933 Act and may not be resold or transferred unless such shares are first registered under the federal securities laws or unless an exemption from such registration is available.  Accordingly, the Employee hereby acknowledges that he or she is prepared to hold such shares of Common Stock for an indefinite period and that the Employee is aware that Rule 144 promulgated by the SEC is not presently available to exempt the resale of the shares of Common Stock issued pursuant to this Agreement from the registration requirements of the 1933 Act.  The Employee is aware of the adoption of Rule 144 by the SEC, promulgated under the 1933 Act, which permits limited public resales of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions. The Employee acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time the Employee wishes to sell the shares of Common Stock issued pursuant to this Agreement or other conditions under Rule 144 which are required of the Company.  If so, the Employee understands that Employee will be precluded from selling the securities under Rule 144 even if the one-year holding period (or any modification thereof under the Rule) of said Rule has been satisfied. Prior to the Employee’s acquisition of the shares of Common Stock issued pursuant to this Agreement, the Employee acquired sufficient information about the Company to reach an informed knowledgeable decision to acquire such shares of Common Stock.  The Employee has such knowledge and experience in financial and business matters as to make the Employee capable of utilizing said information to evaluate the risks of the prospective investment and to make an informed investment decision.  The Employee is able to bear the economic risk of his or her investment in the shares of Common Stock issued pursuant to this Agreement.  The Employee agrees not to make, without the prior written consent of the Company, any public offering or sale of the Shares although permitted to do so pursuant to Rule 144(k) promulgated under the 1933 Act, until all applicable conditions and requirements of the Rule (or registration of the shares of common stock issued pursuant to this Agreement under the 1933 Act) and this Agreement have been satisfied.

(b)           Restrictive Legends.  In order to reflect the restrictions on disposition of the shares of Common Stock issued pursuant to this Agreement, the stock certificates for the shares of Common Stock issued pursuant to this Agreement may be endorsed with a restrictive legend, in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT.  THEY MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (1) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR EVIDENCE SATISFACTORY TO THE COMPANY OF AN EXEMPTION THEREFROM, AND (2) IN COMPLIANCE WITH THE DISPOSITION PROVISIONS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES).  SUCH AGREEMENT IMPOSES CERTAIN RESTRICTIONS IN CONNECTION WITH THE DISPOSITION OF THE SHARES. THE SECRETARY OF THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

7.           Employment Relationship.  Employee shall be considered to be in the employment of the Company as long as he remains as an employee of the Company or its Affiliates.  Any questions as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee (as defined in the Plan), with the advice of the employing corporation (if an Affiliate of the Company), and the Committee’s determination shall be final.

8.           Binding Effect.  The terms and conditions hereof shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Employee, including, without limitation, Employee’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Employee.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company.

9.           Notice.  All notices required to be given under this Agreement or the Plan shall be in writing and delivered in person or by registered or certified mail, postage prepaid, to the other party at the address set out below each party’s signature to this Agreement or at such other address as each party may designate in writing from time to time to the other party.  Each party to this Agreement agrees to inform the other party immediately upon a change of address.  All notices shall be deemed delivered when received.

10.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled by binding arbitration in Houston, Texas by one arbitrator appointed in the manner set forth by the American Arbitration Association.  Any arbitration proceeding pursuant to this paragraph shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

11.           Entire Agreement and Amendments.  This Agreement contains the entire agreement of the parties relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter hereof.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

12.           Separability.  If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

13.           Interpretation of the Plan and the Grant.  In the event there is any inconsistency or discrepancy between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall prevail.

14.           Governing Law.  The execution, validity, interpretation, and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware except to the extent pre-empted by federal law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by one of its officers thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

CALPINE CORPORATION

By: /s/ Gregory L. Doody
Gregory L. Doody
Executive Vice President,
General Counsel and Secretary

Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, Texas 77002

EMPLOYEE

/s/ Robert P. May
Name: Robert P. May

Address:

Exhibit A

"Good Reason" shall mean, when used with reference to any Employee, any of the following actions or failures to act, but in each case only if it occurs while such Employee is employed by the Company and then only if it is not consented to by such Employee in writing:

(1)           assignment of a position that is of a lesser rank than held by the Employee prior to the assignment and that results in such Employee ceasing to be an executive officer of a company with securities registered under the Securities Exchange Act of 1934;

(2)           a material reduction in such Employee's base salary or target bonus opportunity (including an adverse change in performance criteria or a decrease in ultimate target bonus opportunity) in effect the day prior to the Effective Date of the Plan; or

(3)           any change of more than fifty (50) miles in the location of the principal place of employment of such Employee immediately prior to the effective date of such change.

For purposes of this definition, none of the actions described in clauses (i) and (ii) above shall constitute "Good Reason" with respect to any Employee if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within thirty (30) days after receipt of written notice thereof given by such Employee (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that "Good Reason" shall cease to exist for any action described in clauses (i) through (iii) above on the sixtieth (60th) day following the later of the occurrence of such action or the Employee's knowledge thereof, unless such Employee has given the Company written notice thereof prior to such date.

Exhibit A-1